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                                                                EXHIBIT - 11.01



STATEMENT REGARDING COMPUTATION OF PER SHARE DATA



                        FIREARMS TRAINING SYSTEMS, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (In thousands)




                                           BASIC EARNINGS         DILUTED EARNINGS
                                            PER SHARE(1)            PER SHARE(1)
                                         THREE MONTHS ENDED      THREE MONTHS ENDED
                                              JUNE 30,                JUNE 30,
                                         -------------------     -------------------
                                          2000        1999         2000        1999
                                         -------     -------     -------     -------

Weighted average common and common
  shares outstanding                      21,117      20,734      21,117      20,734

Shares issued upon assumed exercise
  of outstanding options                      --          --          --          --
                                         -------     -------     -------     -------
Weighted average common and common
  equivalent shares outstanding           21,117      20,734      21,117      20,734
                                         =======     =======     =======     =======

Net income                               $(3,275)    $  (195)    $(3,275)    $  (195)
                                         =======     =======     =======     =======

Earnings per share                       $ (0.16)    $ (0.01)    $ (0.16)    $ (0.01)
                                         =======     =======     =======     =======